SCHEDULE 14A
                               (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:         [ ] Confidential, for use of the Commission
[ ]  Preliminary Proxy Statement       Only (as permitted by Rule 14a-6(3)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      HUNGARIAN TELEPHONE AND CABLE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-16(i)(4) and 0-11.
(1)  Title of each class of securities which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)  Total fee paid:

--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials:

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[ ]  Check box if any part of the fee is offset provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement no.:

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(3)  Filing Party:

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(4)  Date Filed:

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


HUNGARIAN TELEPHONE                                     100 First Stamford Place
AND CABLE CORP.                                              Stamford, CT  06902










Dear Stockholder:                                                 April 10, 1997

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Hungarian Telephone and Cable Corp. (the "Company") to be held at 12:00 p.m. local time, on May 16, 1997 at the Marriott Hotel, 85 West Street, New York, New York 10006.

         At the Annual Meeting the holders of Common Stock of the Company will consider and vote upon the election of directors and the ratification of the appointment of auditors. The Board of Directors unanimously recommends a vote "FOR" the election of directors and the ratification of the appointment of auditors.

         The attached Proxy Statement more fully describes the matters to be voted upon at the Annual Meeting and also includes information concerning the Company. I urge you to read carefully the information contained in the Proxy Statement.

         I hope that you will be able to attend the Annual Meeting. If you cannot attend, your shares of Common Stock can be represented by completing, signing and dating the enclosed proxy, and returning it in the envelope provided (which requires no postage if mailed in the United States). You may, of course, withdraw your proxy if you attend the Annual Meeting and choose to vote in person.

                                        Sincerely,



                                        James G. Morrison
                                        President, Chief Executive Officer and
                                         Director

                      HUNGARIAN TELEPHONE AND CABLE CORP.
                           100 First Stamford Place
                         Stamford, Connecticut  06902


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Hungarian Telephone and Cable Corp., a Delaware corporation (the "Company"), will be held at the Marriott Hotel, 85 West Street, New York, New York 10006, on May 16, 1997 at 12:00 p.m., local time, for the following purposes:

         1. To elect seven directors of the Company to serve until the 1998 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

         2. To ratify the appointment of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending December 31, 1997; and

to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof. The Board of Director is not aware of any other business to come before the Meeting.

         The Board of Directors has fixed April 1, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders of record entitled to vote at the Meeting will be maintained in the offices of the Company's stock transfer agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004, for ten days prior to the Meeting.

         Whether or not you plan to attend the Meeting in person, please mark, execute, date and return the enclosed proxy promptly in the envelope provided. Should you attend the Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors,



                                          Peter T. Noone
                                          Secretary

Stamford, Connecticut
April 10, 1997









IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

HUNGARIAN TELEPHONE AND CABLE CORP.

                               PROXY STATEMENT

                              TABLE OF CONTENTS
                                                                           Page
INTRODUCTION.................................................................1
         Voting Rights and Proxy Information.................................1
         Vote Required for Approval..........................................2
         Voting Securities...................................................2
         Stock Ownership of Certain Beneficial Owners........................2
         Stock Ownership of Management.......................................3
         Potential Change in Control.........................................5

I.  ELECTION OF DIRECTORS....................................................6
         General.............................................................6
         Nominees for Director...............................................7
         Executive Officers Who Are Not Directors............................9
         Standard Remuneration of Directors and Other Arrangements...........10
         Director Stock Option Plan..........................................10
         Executive Compensation..............................................11
         Employment Agreements...............................................14
         Agreements with Certain Former Directors and Executive Officers.....15
         Committees and Meetings of the Board of Directors...................16
         Compensation Committee Interlocks and Insider Participation.........17
         Certain Relationships and Related Party Transactions................17
         Indebtedness of Management..........................................19
         Section 16(a) Beneficial Ownership Reporting Compliance.............20
         Compensation Committee Report on Executive Compensation.............20
         Stock Performance Graph.............................................22

II.  RATIFICATION OF THE APPOINTMENT OF AUDITORS.............................23

STOCKHOLDER PROPOSALS........................................................23

OTHER BUSINESS...............................................................23

EXPENSES OF SOLICITATION.....................................................24

                     HUNGARIAN TELEPHONE AND CABLE CORP.
                           100 First Stamford Place
                         Stamford, Connecticut  06902

                                                                  April 10, 1997

                                PROXY STATEMENT


                        ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held May 16, 1997

                                 INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hungarian Telephone and Cable Corp. (the "Company") to be used at the Annual Meeting of Stockholders of the Company, to be held at 12:00 p.m. local time, on May 16, 1997 at the Marriott Hotel, 85 West Street, New York, New York 10006, or at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are first being sent or given to stockholders on or about April 10, 1997.

         At the Meeting, the stockholders of the Company are being asked to consider and vote upon: (i) the election of seven directors of the Company to serve until the 1998 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and (ii) the ratification of the appointment of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending December 31, 1997.

Voting Rights and Proxy Information

         All shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of all nominees for director named below and for the ratification of the appointment of auditors. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. Proxies should not be sent by the stockholder to the Company, but to Continental Stock Transfer & Trust Company, the Company's Registrar and Transfer Agent, at 2 Broadway, 19th Floor, New York, New York 10004. A pre-addressed, postage-paid envelope is provided for this purpose.

         A proxy delivered pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Peter T. Noone, Secretary, Hungarian Telephone and Cable Corp., 100 First Stamford Place, Stamford, Connecticut 06902.

Vote Required for Approval

         The presence, in person or by proxy, of a majority of the shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the Meeting. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Meeting. Thus, abstentions and proxies returned by brokers as "non-votes" on behalf of shares held in "street name" will have no effect on the outcome of the election of directors. Proxies submitted which contain abstentions or broker "non-votes" will be deemed present at the Meeting in determining the presence of a quorum.

         Your Board of Directors has unanimously approved the nomination of the persons named herein for election of directors and the appointment of KPMG Peat Marwick LLP. Accordingly, the Board recommends a vote FOR the election of directors and the ratification of the appointment of auditors.

Voting Securities

         April 1, 1997 has been set as the record date (the "Record Date") for determining stockholders entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were outstanding 4,189,626 shares of Common Stock. Each holder thereof is entitled to one vote per share.

Stock Ownership of Certain Beneficial Owners

         The following table sets forth, as of March 21, 1997, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Common Stock.

                                                                   Shares
                                                                Beneficially            Percent of
         Name and Address of Beneficial Owner                      Owned                   Class
         CU CapitalCorp.                                         5,704,435(1)             62.7%
         c/o Citizens Utilities Company
         High Ridge Park
         Stamford, Connecticut  06905

         Robert Genova                                             321,997(2)              7.2
         227 Route 206, Unit 11
         Flanders, NJ  07836

         Alcatel Austria A/G                                       228,571(3)              5.5
         Kommunikationeplatz
         A-1210 Wien
         Austria

                                      -2-

-------------
(1) Includes 299,219 shares subject to purchase pursuant to a warrant and 4,602,308 shares subject to options granted by the Company to CU CapitalCorp., all of which are presently exercisable. See "- Potential Change in Control" and "Election of Directors - Certain Relationships and Related Party Transactions - The Citizens Agreements."
(2) Includes (i) 197,247 shares subject to an option, exercisable at $4.00 per share, pursuant to Mr. Genova's former employment contract, (ii) 96,500 shares subject to options, exercisable at $7.00 to $12.25 per share, granted under the 1992 Incentive Stock Option Plan, as amended, and (iii) 4,650 shares subject to a warrant, exercisable at $3.60 per share, received in connection with the Company's private placement in August 1992, all of which are presently exercisable. See "Election of Directors - Employment Agreements - Agreements with Messrs. Genova, Cohen and Roberton" and "- Agreements with Certain Former Directors and Executive Officers."
(3) Such shares have been issued, to Alcatel Austria A/G ("Alcatel") under the terms of a Stock Purchase Agreement, as payment for the Company's purchase of Central Euro TeleKom, Inc.'s ("CET") 65% interest in Hungarotel Tavkozlesi Rt. ("Hungarotel"), with the right to increase such interest to 85%, and 45.12% interest (plus a 6% voting interest only) in Papa es Tersege Telefon Koncesszios Rt. ("Papatel"). CET pledged its interests in Hungarotel and Papatel to Alcatel and another creditor to secure certain obligations.

Stock Ownership of Management

         The following table sets forth, as of March 21, 1997, certain information as to the shares of Common Stock beneficially owned by the executive officers and certain former executive officers of the Company, and as to the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

                                                                   Shares
                                                                Beneficially      Percent of
         Name of Beneficial Owner                                  Owned            Class
                               Current Executive Officers
           James G. Morrison                                     67,500(1)           1.6%

           Richard P. Halka                                       5,000(2)             *

           Andrew E. Nicholson                                   46,250(3)           1.1

           Peter T. Noone                                           100                *

           Daniel R. Vaughn                                      40,170(4)           1.0

           Directors and Executive Officers as a                170,320(5)           4.0
           Group (11 persons)

                                Former Executive Officers
           Robert Genova                                        321,997(6)           7.2

           Frank R. Cohen                                       112,750(7)           2.6

           Donald K. Roberton                                   200,000(8)           4.6
-----------

* Less than one percent
                                      -3-

(1) Consists of 37,500 shares of restricted stock issued and to be delivered, subject to certain conditions, to Morrison pursuant to an annual vesting schedule which contemplates the delivery in installments of 12,500 shares on each October 10th of 1997, 1998 and 1999 pursuant to Mr. Morrison's employment agreement. It also includes 30,000 shares subject to options presently exercisable at $8.75 per share granted pursuant to Mr. Morrison's employment agreement but does not include options to purchase Common Stock which may be awarded to Mr. Morrison under certain circumstances as provided in his employment agreement. See "Election of Directors - Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(2) Consists of 5,000 shares of restricted stock issued and to be delivered, subject to certain conditions, to Mr. Halka on October 10, 1997 pursuant to his employment agreement. Does not include options to purchase Common Stock which may be awarded to Mr. Halka under certain circumstances as provided in his employment agreement. See "Election of Directors - Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(3) Consists of 26,250 shares of restricted stock issued and to be delivered, subject to certain conditions, to Mr. Nicholson pursuant to an annual vesting schedule which contemplates the delivery in installments of 8,750 shares on each October 10th of 1997, 1998 and 1999 pursuant to Mr. Nicholson's employment agreement. It also includes 20,000 shares subject to options presently exercisable at $8.75 per share granted pursuant to Mr. Nicholson's employment agreement but does not include options to purchase Common Stock which may be awarded to Mr. Nicholson under certain circumstances as provided in his employment agreement. See "Election of Directors - Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(4) Includes 19,000 shares of Common Stock issued to Mr. Vaughn pursuant to his employment agreement, 10,250 shares of which have been delivered to Mr. Vaughn and 8,750 of such shares are restricted shares of stock to be delivered, subject to certain conditions, to Mr. Vaughn on October 10, 1997. It also includes 20,000 shares subject to options presently exercisable at $8.75 per share granted pursuant to Mr. Vaughn's employment agreement but does not include options to purchase Common Stock which may be awarded to Mr. Vaughn under certain circumstances as provided in his employment agreement. See "Election of Directors - Employment Agreements
     - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(5) Includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of March 21, 1997 and shares held by certain members of such persons' families, over which such persons may be deemed to have sole or shared voting or investment power. Does not include shares reported to be beneficially owned by CU CapitalCorp. Ronald E. Spears, a director of the Company, serves as an executive officer of both the parent company and an affiliate of CU CapitalCorp.
(6) Includes (i) 197,247 shares subject to an option, exercisable at $4.00 per share, pursuant to Mr. Genova's former employment contract, (ii) 96,500 shares subject to options, exercisable at $7.00 to $12.25 per share, granted under the 1992 Incentive Stock Option Plan, as amended, and (iii) 4,650 shares subject to a warrant, exercisable at $3.60 per share, received in connection with the Company's private placement in August 1992, all of which are presently exercisable. See "Election of Directors - Employment Agreements - Agreements with Messrs. Genova, Cohen and Roberton" and "- Agreements with Certain Former Directors and Executive Officers."
(7) Includes (i) 51,750 shares subject to an option, exercisable at $4.00 per share pursuant to Mr. Cohen's former employment contract and (ii) 36,000 shares subject to options, exercisable at $7.00 to $12.25 per share, granted under the 1992 Incentive Stock Option Plan, as amended, all of which are presently exercisable. See "Election of Directors - Employment Agreements - Agreements with Messrs. Genova, Cohen and Roberton" and "- Agreements with Certain Former Directors and Executive Officers."
(8) Includes 200,000 shares subject to options, exercisable at $14.00 per share granted under the 1992 Incentive Stock Option Plan, as amended, all of which are presently exercisable. See "Election of Directors - Employment Agreements - Agreements with Messrs. Genova, Cohen and Roberton" and "- Agreements with Certain Former Directors and Executive Officers."

Potential Change in Control

         From May 1995 through October 1996, the Company entered into certain agreements (as amended and restated in certain cases to date, the "Citizens Agreements") with CU CapitalCorp. ("CUCC") and Citizens International Management Services Company ("CIMS"), both of which are wholly-owned subsidiaries of
Citizens Utilities Company (together with CUCC and CIMS, "Citizens"). The Company entered into the Citizens Agreements for financial, operating, management and other reasons that the Board of Directors believed to be consistent with the Company's business requirements and growth strategy. As of December 31, 1996, Citizens, directly or through subsidiaries, provided telecommunications, electric distribution, natural gas transmission and distribution, and water and waste-water treatment services to more than 1.6 million customers in areas in 22 states in the United States.

         Pursuant to the Citizens Agreements, Citizens was granted options and a warrant to purchase shares of the Company's Common Stock in consideration for Citizens' providing or guaranteeing certain financial support to the Company. As of March 21, 1997, Citizens beneficially owned 5,704,435 shares of Common Stock, or 62.7% of the shares that would be outstanding if only Citizens were to exercise in full all of the options and the warrant held by it, and 58.1% of the shares outstanding if all outstanding options and warrants, including those held by Citizens, were exercised. If any or all of the options and the warrant held by Citizens were exercised, Citizens would be in a position to exert significant influence on the Company. If all of its options and warrant were exercised, Citizens would be able to elect all the members of the Company's Board of Directors so that it would be in control of the Company and be able to effectively direct corporate transactions. The Citizens Agreements also include certain preemptive rights, anti-dilution provisions and other adjustments which are designed to ensure that Citizens is able to maintain its right to acquire control in the event of, among other things, a change in the capitalization or number of outstanding shares of the Company.

         The Citizens Agreements also provide for representation of Citizens on the Company's Board of Directors (which representative currently is Ronald E. Spears) and for the number of directors to be set at no less than six, without classified or staggered terms. These provisions could facilitate the replacement of the Company's then-existing Board by Citizens in the event it chooses to exercise its right to acquire control.

         For a more detailed description of certain of the Citizens Agreements, See "Election of Directors - Certain Relationships and Related Party Transactions - The Citizens Agreements."

                           I.  ELECTION OF DIRECTORS

General

         Pursuant to the Company's By-laws, directors are elected to serve for a one-year term or until their respective successors have been elected and qualified. Three of the nominees are incumbent directors who were elected at the last annual meeting of stockholders and four of the nominees are incumbent directors who were elected to the board by the Board of Directors on July 26, 1996. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as described below, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

Nominees for Director

         The table below sets forth certain information, as of March 21, 1997, regarding the Company's Board of Directors and Executive Officers, including beneficial ownership of Common Stock.


                                                                            Shares of
                                Position(s) Held          Director/Officer  Common Stock          Percent
        Name               Age  in the Company            Since             Beneficially Owned    Owned
             Directors

David A. Finley...........  64   Director                  July 1996             --                   --
Warren B. French, Jr......  73   Director                  July 1996            800(1)                 *
James G. Morrison.........  58   Director, President and   December1995      67,500(2)              1.6%
                                 Chief Executive Officer
John B. Ryan..............  66   Director                  September 1992    10,500(3)                 *
James H. Season...........  53   Director                  September 1995        --                   --
Ronald E. Spears..........  48   Director                  April 1996            --(4)                --
William E. Starkey........  61   Director                  July 1996             --                   --
-----------------

*   Less than one percent.
(1) Consists of 400 shares held by Mr. French in a Keogh account and 400 shares held in an IRA account.
(2) Consists of 37,500 shares of restricted stock issued and to be delivered, subject to certain conditions, to Morrison pursuant to an annual vesting schedule which contemplates the delivery in installments of 12,500 shares on each October 10th of 1997, 1998 and 1999 pursuant to Mr. Morrison's employment agreement. It also includes 30,000 shares subject to options presently exercisable at $8.75 per share granted pursuant to Mr. Morrison's employment agreement but does not include options to purchase Common Stock which may be awarded to Mr. Morrison under certain circumstances as provided in his employment agreement. See "- Employment Agreements
     - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(3) Includes 10,000 shares subject to options, exercisable at $7.00 to $12.25 per share, granted under the 1992 Incentive Stock Option Plan, as amended, all of which are presently exercisable.
(4) Does not include shares reported to be beneficially owned by Citizens. See "Introduction - Stock Ownership of Certain Beneficial Owners." Mr. Spears is currently an executive officer of Citizens. See "- Certain Relationships and Related Party Transactions - The Citizens Agreements."

                  David A. Finley. Since January 1996, Mr. Finley has been an Executive Vice President, the Chief Financial Officer and a Director of Broadway & Seymour, Inc., a software and systems integration company, whose common stock is traded on the Nasdaq National Market. He currently is a director of Intelligroup, Inc. Mr. Finley was with IBM from 1959 to 1989 when he retired as Treasurer. While at IBM, he held various international and domestic posts involving treasury, controllership, business development, strategic planning and general management. He was elected a director of the Company by the Board of Directors in July 1996.

                  Warren B. French, Jr. Mr. French has been a telecommunications consultant since 1988. He has served as Chairman of the United States Telephone Association from 1985 to 1986, President of the Virginia
         Telephone Association from 1965 to 1966, Director of the National Exchange Carrier Association from 1983 to 1993 and President of Shenandoah Telecommunications Company from 1981 to 1988 and Chairman from 1988 to 1995. He currently is a director of Orion Network Systems, Inc. and AvData Systems, Inc. He was elected a director of the Company by the Board of Directors in July 1996.

                  James G. Morrison. Mr. Morrison was elected as a director, President and Chief Executive Officer of the Company by the Board of Directors in July 1996. Prior to that he was Vice President and Chief Operating Officer of the Company since December 1995. From May 1994 to December 1994, Mr. Morrison served as a consultant to the Board of Directors of Anchorage Telephone Utility, Anchorage, Alaska. From December 1990 to May 1994, Mr. Morrison was General Manager and Chief Executive Officer of Anchorage Telephone Utility.

                  John B. Ryan. Mr. Ryan has been a financial consultant since 1988. From 1984 through 1987 he was a Senior Vice President and member of the Executive Committee of Josephthal & Co., Inc., a member of the New York Stock Exchange. From 1967 to 1984, he was a General Partner, Director of Compliance and a member of the Executive Committee of Herzfeld & Stern, a member of the New York Stock Exchange. He is a member of the Arbitration Panel of the New York Stock Exchange, the National Association of Securities Dealers and the American Arbitration Association. Mr. Ryan was also a director of Hungarian Teleconstruct Corp. until August 1996.

                  James H. Season. Mr. Season has been the Chief Financial Officer of Hungarian Broadcasting Corp. since July 1996. He was a managing director with RHL Management Group, Inc., based in Greenwich, Connecticut, from 1990 through 1996, where he was involved in financial consulting, crisis management, investment banking, and merger and acquisition work. From 1986 to 1990, Mr. Season was a Group Vice President, Chief Investment Officer, of Golodetz Trading Corporation, an international trading firm based in New York City. From 1982 to 1986, Mr. Season was a Managing Director-Investment Banking, for Chase Manhattan Bank, N.A.

                  Ronald E. Spears. Mr. Spears has been the Vice President-Telecommunications of Citizens Utilities Company since 1995. Prior thereto, he was Managing Director of Russell Reynolds Associates, an executive search firm based in Chicago, from 1994 to 1995, and was Chairman and Chief Executive Officer of VideOcart, Inc. ("VideOcart"), a Chicago-based development-stage public company, from 1991 to 1994. VideOcart filed for bankruptcy in 1993 and was liquidated in 1994.From 1979 to 1990, Mr. Spears was associated with MCI Telecommunications, serving as President of MCI Midwest from 1984 to 1990. Mr. Spears is Citizens' current representative to the Company's Board of Directors pursuant to the Citizens Agreements. He was nominated and elected a director of the Company by the Board of Directors in April 1996 and reelected at the 1996 Annual Meeting of Stockholders.

                  William E. Starkey. Mr. Starkey is currently a consultant. He was with GTE Corporation from 1964 to 1993, when he retired as a Senior Executive. While at GTE, he held various posts involving operations, marketing and customer service, regulatory, human resources, information systems, management and planning. He was the Chairman of the Tampa Chamber of Commerce in 1990 and the Chairman of Enterprise Corporation from 1994 to 1996 (a private non-profit organization, with over 60 employees providing management, technical and financial assistance to small- and medium-sized companies.) He was elected a director of the Company by the Board of Directors in July 1996.


         Executive Officers Who Are Not Directors

                  Richard P. Halka. Mr. Halka, age 37, was appointed to the position of Deputy Controller of the Company in December 1995 and
         became Controller in July 1996 and is the Company's principal accounting officer, responsible for all accounting matters. Mr. Halka, a chartered accountant, was previously the partner in charge of management consulting for the Budapest office of KPMG Hungaria. Mr. Halka was appointed to the partnership of KPMG in January 1989 and has worked extensively internationally providing financial management and information systems consulting services.

                  Andrew E. Nicholson. Mr. Nicholson, age 46, was appointed to the position of Controller of the Company in December 1995. In July 1996, Mr. Nicholson was appointed to the position of Senior Vice President - Finance. Mr. Nicholson, a chartered accountant, is responsible for all financial matters including the negotiation of financing transactions and compliance with existing credit arrangements. From June 1995 to December 1995, Mr. Nicholson was a part-time consultant to the Company. From March 1995 to November 1995, Mr. Nicholson served as General Manager of the Budapest office of Postern Executive Group Ltd., a restructuring and turn-around management firm. From August 1993 to March 1995, he served as Managing Director of Vaci Kotottarugyar Rt., a Hungarian textile company, where he was responsible for financial and operational restructuring. From March 1990 to March 1995, Mr. Nicholson was a self-employed consultant, specializing in turn-around management and privatization.

                  Peter T. Noone. Mr. Noone, age 34, was appointed General Counsel and Secretary of the Company in November 1996. For six years prior to such appointment Mr. Noone practiced law with two law firms in New York City and Washington, D.C.

                  Daniel R. Vaughn. Mr. Vaughn, age 50, was appointed Director of Operations of the Company in November 1995 and became Vice President and Chief Operating Officer in July 1996. Mr. Vaughn, a 31-year telecommunications professional, gained his executive level experience as Manager of the Telephone Division of the Ketchikan Public Utility, Chief Operations Officer of the Anchorage Telephone Utility, and as President of his own telecommunications consulting company.

         Standard Remuneration of Directors and Other Arrangements

                  For meetings of the Board of Directors or committees of the Board of Directors held prior to July 1996, the Company did not pay its directors any fees for attendance at such meetings but did reimburse the directors for out-of-pocket expenses incurred in connection with attendance at such meetings. Effective July 1996, the Board adopted a compensation plan pursuant to which directors who are not officers or employees of the Company or any of its 10% shareholders are to be paid, in addition to the reimbursement of out-of-pocket expenses, fees of $1,200 for attendance at meetings in the United States, $2,000 for attendance at meetings in Hungary and $800 for meetings held via telephonic conference call. For committee meetings, the directors are paid $500 ($900 for the Chairman) for attendance at meetings and $300 ($500 for the Chairman) for meetings held via telephonic conference call.

                From May 1995 through July 1996, Mr. Season provided financial consulting services to the Company on a month-to-month basis for which he was paid $28,000 in 1995 and $32,600 in 1996.

         Director Stock Option Plan

                  In January 1997, the Board adopted the Hungarian Telephone and Cable Corp. Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") for the Company's directors who are not officers or employees of the Company or any of its 10% shareholders. Presently, Messrs. Finley, French, Ryan, Season and Starkey are eligible for participation in the Director Stock Option Plan.

                  The Director  Stock  Option Plan has 250,000  shares of Common
         Stock available for issuance pursuant to options to the eligible directors. The Compensation-Stock Option Committee administers the Director Stock Option Plan. The options will have ten-year terms and may not be transferred other than by will or the laws of descent and distribution.

                  Under the Director Stock Option Plan, the Company will initially grant options to purchase 5,000 shares of Common Stock to Messrs. Finley, French, Ryan, Season and Starkey on May 16, 1997 with an exercise price per share equal to the fair market value of a share of Common Stock on the date of such grant. The options will become exercisable on the date of such grant as compensation for the directors' service from 1996 to 1997.

                  Beginning with the 1997 Annual Meeting of Stockholders, as of the date each year that any non-employee director is elected or re-elected to serve as a director by the stockholders of the Company at the Annual Meeting of Stockholders of the Company, each non-employee director shall be automatically granted an option to purchase 5,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of Common Stock on the date of such grant. Each automatic grant of any such options shall vest in the Optionee, and thus become exercisable, at the earlier of (x) the date of the next Annual Meeting of Stockholders of the Company, or (y) one year from the date of such annual grant.

         Executive Compensation

                  The following table sets forth certain information, for each of the Company's last three fiscal years, with respect to compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company whose total annual salary and bonus exceeded or would have exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                          Annual Compensation               Long-Term Compensation
                                                                                    Awards

                                                                 Other
                                                                 Annual      Restricted    Securities       All Other
                                                              Compensation    Stock        Underlying     Compensation
   Name and Principal       Year       Salary      Bonus         ($)(3)       Award(s)      Options          ($)(5)
       Position                        ($)(1)      ($)(2)                     ($)(4)          (#)

-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------
Robert Genova              1996        98,000         --            --            --               --        251,736
President and Chief        1995       151,500         --            --            --           46,500             --
Executive Officer (until   1994       104,000         --            --            --          197,247             --
July 31, 1996)
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

Frank R. Cohen             1996        70,000         --            --            --               --        125,868
Chief Financial Officer,   1995       105,000         --            --            --           31,000             --
Treasurer and Secretary    1994        75,000         --            --            --           51,750
(until
July 31, 1996)
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

Donald K. Roberton         1996        78,472         --            --            --          200,000        125,868
Vice-Chairman (until       1995            --         --            --            --               --             --
July 31, 1996)             1994            --         --            --            --               --             --
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

James G. Morrison          1996       140,978     63,125        41,000            --               --             --
President and Chief        1995        29,355         --         9,000       512,500               --             --
Executive Officer (since   1994            --         --            --            --               --             --
August 1, 1996)
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

Richard P. Halka           1996       126,580         --        39,000            --               --             --
Controller (since August   1995         2,150         --            --            --               --             --
1, 1996)                   1994            --         --            --            --               --             --
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

Andrew E. Nicholson        1996       131,000     18,938        41,000            --               --             --
Senior Vice President,     1995        15,625         --         4,500       358,750               --             --
Finance (since August 1,   1994            --         --            --            --               --             --
1996)
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

Daniel R. Vaughn           1996       125,069     18,938        39,000            --               --             --
Chief Operating Officer    1995         9,167         --         3,000       183,750               --             --
(since August 1, 1996)     1994            --         --            --            --               --             --
-------------------------- -------- ---------- ---------- ------------- ------------- ---------------- --------------

                                      -11-

(1) Consists of salaries paid pursuant to employment agreements. See "- Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(2) Consists of bonus awards of 5,000, 1,500 and 1,500 shares of Common Stock issued to Messrs. Morrison, Nicholson and Vaughn, respectively, pursuant to their amended and restatement employment agreements. The valuation is based on the fair market value of the stock price on the date of award. See "- Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(3) Consists of housing and vacation allowances pursuant to employment agreements. See "- Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."."
(4) Consists of awards of 50,000, 35,000 and 17,500 shares of restricted stock to Messrs. Morrison, Nicholson and Vaughn, respectively, pursuant to their amended and restatement employment agreements. Of Mr. Morrison's 50,000 restricted shares, 12,500 shares vested and were transferred to Mr. Morrison on October 10, 1996 and 12,500 shares are to be vested and transferred on each October 10th of 1997, 1998 and 1999. Of Mr. Nicholson's 35,000 restricted shares, 8,750 shares vested and were transferred to Mr. Nicholson on October 10, 1996 and 8,750 shares are to be vested and transferred on each October 10th of 1997, 1998 and 1999. Of Mr. Vaughn's 17,500 restricted shares, 8,750 shares vested and were transferred to Mr. Vaughn on October 10, 1996 and the remaining 8,750 shares are to be vested and transferred on October 10, 1997. The aggregate number of the restricted shares as of December 31, 1996 for Messrs. Morrison, Nicholson and Vaughn was 37,500, 26,250 and 8,750, respectively, with a value of $351,563, $246,094 and $82,031, respectively. The restricted shares are eligible for dividends if the Company were to declare any dividends. See "- Employment Agreements - Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka."
(5) Consist of amounts paid during 1996 to Messrs. Genova, Cohen and Roberton pursuant to their respective Termination and Release Agreement, Consulting Agreement and Noncompetition Agreement. See "- Agreements with Certain Former Directors and Executive Officers."

         The following table sets forth certain information with respect to options granted to the Named Executives during the fiscal year ended December 31, 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                        Potential Realizable Value at
                                                                        Assumed Annual Rates of Stock
                               Individual Grants                        Price Appreciation for Option Term
                     Number of        Percent of Total  Exercise
                     Securities       Options Granted   Price on
                     Underlying       to Employees in   Date of     Expiration
       Name          Options Granted  Fiscal Year       Grant          Date         5% ($)     10% ($)

Donald K. Roberton      200,000           100%           $14.00      7/26/2001      39,726     783,385

         The following table summarizes the exercise of stock options during fiscal 1996 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                     AND FISCAL YEAR END OPTION VALUES

                                                             Number of Securities        Value of Unexercised
                                                             Underlying Unexercised      In-the-Money Options
                           Shares Acquired                   Options at Fiscal Year End  at Fiscal Year End
               Name        on Exercise      Value Realized   Exercisable/Unexercisable   Exercisable/Unexercisable(1)
         Robert Genova          --               --             293,747/--                 $1,178,953/--

         Frank R. Cohen         --               --              87,750/--                 $  290,031/--

         Donald K. Roberton     --               --             200,000/--                         --/--

    (1) Calculated by multiplying the number of shares underlying the options by the difference between the exercise prices of such in-the-money unexercised options and the last reported sale price for the Common Stock reported by the American Stock Exchange on December 31, 1996. See "- Employment Agreements - Agreements with Messrs. Genova, Cohen and Roberton."

         Employment Agreements

               Agreements with Messrs. Genova, Cohen and Roberton. In 1994 and 1995, the Company entered into employment agreements, as amended, with Messrs. Genova and Cohen. The contracts were for five-year terms and provided for annual salaries for Messrs. Genova and Cohen of $168,000, and $120,000, respectively. The agreements also provided for the grant of non-qualified options to purchase 197,247 and 51,750 shares of Common Stock to Messrs. Genova and Cohen, respectively, at an exercise price of $4.00 per share. The employment agreements provided that if the employee resigned from the Company due to certain changes in management or in the event of the termination of that employee's employment by the Company for any reason other than "cause" as defined in such contracts, the employee would be entitled to a two-year continuation of salary.

                  In April 1996, the Board of Directors approved a four-year employment contract between the Company and Donald K. Roberton, then a director, to become Vice-Chairman of the Company for an annual salary of $250,000.

                  In addition, in April 1996, the Board of Directors authorized the advance by the Company of $250,000 to Mr. Roberton for the purpose of replacing an advance made to Mr. Roberton by Citizens, his former employer, in connection with the purchase of his principal residence. Principal and interest payments on the note were to be payable annually over a five-year period at the short-term federal funds rate published by the Internal Revenue Service. The Company was granted a security interest on the residence. On February 13, 1997, Mr. Roberton paid off the loan in full with interest.

                  Agreements with Messrs. Morrison, Nicholson, Vaughn and Halka. In October 1996, James G. Morrison, Andrew E. Nicholson and Daniel R. Vaughn entered into amended and restated employment agreements with the Company which were effective as of July 26, 1996 (the date such executive officers were elected to their current positions). The agreements provide for a four-year term and for an annual salary of $165,000, in the case of Mr. Morrison, and $145,000 in the case of Messrs. Nicholson and Vaughn. The agreements provide for the grant of 50,000, 35,000 and 17,500 restricted shares of Common Stock to Messrs. Morrison, Nicholson and Vaughn, respectively, with such shares scheduled to vest in installments over the term of the agreements in the case of Messrs. Morrison, and Nicholson and over two years in the case of Mr. Vaughn. In October 1996, 12,500, 8,750 and 8,750 shares vested and were released to Messrs. Morrison, Nicholson and Vaughn, respectively. The continued vesting of the shares to such officers is conditioned on their continued employment with the Company and the officers may not sell or otherwise transfer the shares until any such shares are released to such officers. In addition, in October 1996 the Company awarded Messrs. Morrison, Nicholson and Vaughn 5,000, 1,500 and 1,500 shares of Common Stock, respectively, as consideration for, among other things, their agreement to amend their prior employment agreements and to waive rights to certain benefits under such prior employment agreements.

                  The agreements for Messrs. Morrison, Nicholson and Vaughn also provide for the annual award of five-year options to purchase a target of 30,000, 20,000 and 20,000 shares of Common Stock, respectively, subject to adjustment, based on the achievement of certain objectives to be set by the Compensation-Stock Option Committee of the Board of Directors each year. In March 1997, for their performance in 1996, the Company granted Messrs. Morrison, Nicholson and Vaughn options to purchase 30,000, 20,000 and 20,000 shares of Common Stock, respectively, at an exercise price of $8.75 per share.

                  In January 1997, the Company entered into an amended and restated employment agreement with Richard P. Halka, the Company's controller which was effective as of July 26, 1996, the date Mr. Halka was promoted to Controller.

                  Mr. Halka's employment agreement provides for a four-year term with an annual salary of $140,000. The Company awarded Mr. Halka 5,000 restricted shares of Common Stock which will vest in October 1997 conditioned on Mr. Halka's continued employment with the Company. For performance beginning in 1997, Mr. Halka will be entitled to receive an annual award of options to purchase a target of 15,000 shares of Common Stock based on the achievement of certain objectives to be established by the Compensation-Stock Option Committee.

                  The employment agreements for Messrs. Morrison, Nicholson, Vaughn and Halka provide that, if employment is terminated by the Company other than for cause, or if the employee suffers a demotion other than for cause or if there is a change in control of the Company, the employee has the right to terminate the agreement. In the event of any such termination, the employee will be entitled to receive, (i) nine months' salary and allowances, (ii) all restricted shares, whether vested or unvested as of the date of termination, (iii) payment of any accrued entitlement to salary, expenses and allowances, and (iv) a pro-rata share of stock options, if any, to be awarded under the agreement at the end of such year of termination.

                  The employment agreements for Messrs. Morrison, Nicholson, Vaughn and Halka also provide for housing allowances of $3,000 per month, comprehensive health coverage for the executive officers and their immediate families, paid vacation and leave, and the payment of certain taxes and other costs assessed by the Hungarian government as a result of their noncitizen employee status in Hungary.

         Agreements with Certain Former Directors and Executive Officers

                  On July 26, 1996, the Company  entered into a Termination  and
         Release Agreement, a Consulting Agreement and a Noncompetition Agreement with each of Messrs. Genova, Cohen, and Roberton, and each of Messrs. Cohen, Genova and Roberton executed irrevocable proxies appointing the Company his proxy in voting his shares of Common Stock. Pursuant to the Termination and Release Agreements, Messrs. Genova, Cohen and Roberton resigned as employees, officers and directors of the Company and its subsidiaries and affiliates. In full and final satisfaction of the Company's obligations to Messrs. Genova, Cohen and Roberton arising out of their respective employment arrangements, the Company agreed to pay Messrs. Genova, Cohen and Roberton $536,000, $452,000 and $700,000 in the aggregate, respectively, in 72 equal, consecutive, monthly, non-interest bearing installments beginning on August 31, 1996. The Company also granted a five-year option to Mr. Roberton to purchase 200,000 shares of HTCC common stock at $14.00 per share. Messrs. Genova, Cohen and Roberton will retain all of their stock options granted pursuant to their respective employment arrangements, which were terminated, and certain stock option agreements.

                  Pursuant to the Consulting Agreements between the Company and each of Messrs. Genova, Cohen and Roberton, respectively, each of Messrs. Genova, Cohen and Roberton agreed to provide up to 200 hours each year of certain consulting services to the Company for a two-year period, in the case of Messrs. Genova and Cohen, and a five-year period, in the case of Mr. Roberton. For such services, HTCC agreed to pay Messrs. Genova, Cohen and Roberton $926,700, $408,150 and $333,750 in the aggregate, respectively, in 72 equal, consecutive, monthly, non-interest bearing installments beginning on August 31, 1996.

                  Pursuant to the Noncompetition Agreements between the Company and each of Messrs. Genova, Cohen and Roberton, respectively, Messrs. Genova, Cohen and Roberton each agreed that, for a period of six years, they will not engage in, or have any financial interest in, any business competing with, or which may compete with, the business of the Company or any of its affiliates within the Republic of Hungary or any countries bordering the Republic of Hungary. The agreements provide that Messrs. Genova, Cohen and Roberton may retain and/or acquire a financial interest in and serve as a director, officer, employee, consultant or adviser to Hungarian Teleconstruct Corp. for the purpose of developing, promoting or managing an Internet access business within any part of Europe. Messrs. Genova, Cohen and Roberton also agreed not to solicit for employment any of the current employees of the Company. In consideration of such agreements not to compete, the Company agreed to pay Messrs. Genova, Cohen and Roberton $2,162,300, $952,350 and $778,750 in the aggregate, respectively, in 72 equal, consecutive, monthly, non-interest bearing installments beginning on August 31, 1996.

                  Pursuant to the irrevocable proxies executed by Messrs. Genova, Cohen and Roberton, each of Messrs. Genova, Cohen and Roberton appointed the Company as his proxy for a six year period to vote his shares of the Company's stock currently owned or subsequently acquired.

         Committees and Meetings of the Board of Directors

                  During the Company's fiscal year ended December 31, 1996, the Board of Directors held 13 meetings. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and of each Committee on which he served that were held during the 1996 fiscal year while he was serving as a director and a member of such Committee.

                  The Company has standing Audit and Compensation-Stock Option Committees. The full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited such nominations. Such nominations, together with appropriate biographical information, should be submitted to the Secretary of the Company at least 60 days prior to the annual meeting.

                  From January 1, 1996 through August 27, 1996, the Audit Committee consisted of James H. Season and John B. Ryan. Since August 27, 1996, the Audit Committee has consisted of David A. Finley, Warren
         B. French, Jr. and William E. Starkey. This committee has the duties of recommending to the Board of Directors the appointment of independent auditors, reviewing their charges for services, reviewing the scope and results of the audits performed, reviewing the adequacy and operation of the Company's internal auditing, and performing such other duties or functions with respect to the Company's accounting, financial and operating controls as deemed appropriate by it or the Board of Directors. During the fiscal year ended December 31, 1996 the Audit Committee held 1 meeting.

                  From January 1, 1996 through April 12, 1996 the Compensation Committee consisted of Donald K. Roberton, John B. Ryan and James H. Season. From April 12, 1996 through May 9, 1996 the Compensation
         Committee consisted of John B. Ryan and James H. Season. On May 9, 1996, the Board added Ronald E. Spears to the Compensation Committee and formed a Stock Option Committee consisting of John B. Ryan, James
         H. Season  and  Ronald  E. Spears.  On  August  27,  1996, the Board of
         Directors disbanded the existing Compensation and Stock Option Committees and formed one Compensation-Stock Option Committee which consists of Warren B. French, Jr., Ronald E. Spears and William E.
         Starkey. The function of this committee is to administer the 1992 Incentive Stock Option Plan, as amended, and the Director Stock
         Option Plan, and advise the Board regarding the compensation of officers. The Compensation-Stock Option Committee held 3 meetings during the fiscal year ended December 31, 1996.

         Compensation Committee Interlocks and Insider Participation

                  From January 1, 1996 through April 12, 1996 the Compensation Committee consisted of Donald K. Roberton, John B. Ryan and James H. Season. From April 12, 1996 through May 9, 1996 the Compensation
         Committee consisted of John B. Ryan and James H. Season. On May 9, 1996, the Board added Ronald E. Spears to the Compensation Committee and formed a Stock Option Committee consisting of John B. Ryan, James
         H. Season  and  Ronald  E. Spears.  On  August  27,  1996, the Board of
         Directors disbanded the existing Compensation and Stock Option Committees and formed one Compensation-Stock Option Committee which consists of Warren B. French, Jr., Ronald E. Spears and William E.
         Starkey. Mr. Roberton was the Vice-Chairman of the Company until July 31, 1996. Mr. Spears is currently an officer of Citizens which has entered into certain transactions with the Company. See "- Certain Relationships and Related Party Transactions - The Citizens Agreements." James H. Season became Chief Financial Officer of Hungarian Broadcasting Corp. ("Broadcasting") in July 1996. Frank R.
         Cohen, a former executive officer and director of the Company, was a director and officer of Broadcasting during 1996.

         Certain Relationships and Related Party Transactions

                  The Citizens Agreements

                  On February 26, 1996,  the Company and Citizens  entered into, among other agreements, a Second Loan Agreement pursuant to which Citizens agreed to lend the Company up to $46.0 million (the "Additional CUCC Financial Support") in addition to $33.2 million of financial support previously provided by Citizens, which $46.0 million included (i) an advance of up to $16.0 million to enable the Company to satisfy its obligations to Citibank, N.A. if Citibank, N.A.'s payment obligations to Magyar Tavkozlesi Rt. (Matav) (the formerly State-controlled monopoly) arose pursuant to its payment guaranty to secure the Company's subsidiary Hungarotel's asset purchase and (ii) advances of up to $30.0 million, composed of up to $20.0 million for certain limited purposes and up to $10.0 million reserved for anticipated obligations under construction contracts to be approved by Citizens. Consideration for Citizens' commitment to provide the Additional CUCC Financial Support included (i) the Company's agreement to waive certain rights to pay fees in Common Stock to Citizens which fees are payable under certain agreements with Citizens including the prior Citizens Loan Agreement and the Management Services Agreement with Citizens, and (ii) the issuance of an additional 250,000 shares of Common Stock to Citizens. Citizens' commitment to provide the loan advances of up to $16.0 million in connection with the Hungarotel asset purchase would have expired on the earlier of June 28, 1996 or the termination of Citibank, N.A.'s payment guaranty. Citizens' commitment to provide loan advances in connection with the remaining $30.0 million of Additional CUCC Financial Support would have expired on June 28, 1996, with respect to the $10.0 million reserved for obligations under construction contracts, and on April 30, 1996, with respect to the $20.0 million reserved for other limited purposes. During 1996, the Company paid Citizens $5,865,000 pursuant to its management services agreement with Citizens.

                  The Second Loan Agreement provided for customary events of default and remedies, and cross-defaults under a Master Agreement and a Pledge Agreement between the Company and Citizens. Advances made under the Second Loan Agreement accrued interest at a variable rate equal to prime (as published in The Wall Street Journal) plus 2% per annum, payable quarterly in cash. The maturity date of the loans under the Second Loan Agreement was July 25, 1997.

                  On March 29, 1996, the Company entered into a $75.0 million Secured Term Loan Credit Facility (the "CNA Credit Facility") and, together with HTCC Consulting Rt. (a wholly-owned subsidiary of the Company), a related Pledge and Security Agreement with Citicorp North America, Inc. ("CNA"). The Company used the funds from such credit facility to repay all the funds advanced or guaranteed by Citizens which resulted in the termination of all the Company's loan agreements with Citizens.

                  On October 16, 1996, the Company and its Hungarian subsidiaries entered into a $170 million 10-year Multi-Currency Credit Facility (the "Postabank Credit Facility") with Postabank Rt., a Hungarian commercial bank ("Postabank"). The proceeds from the initial drawdown on such facility were used, among other things, to repay CNA all amounts due under the CNA Credit Facility.

                  In connection with the Postabank Credit Facility, on October 18, 1996, the Company entered into certain agreements with Citizens pursuant to which, among other things, the Company (x) extended to September 12, 2000 the exercise periods of a Warrant and certain Stock Options to purchase shares of the Company's Common Stock held by Citizens, (y) granted Citizens the option to purchase an additional 875,850 shares of Common Stock at an exercise price of $12.75, exercisable at any time through September 12, 2000 and (z) paid Citizens $750,000. Entering into such agreements and paying such fees by the Company was in consideration of Citizens (i) issuing CNA a letter of comfort and a letter indemnifying CNA against all events of political currency exchange and other cross-border risks in connection with the CNA Credit Facility, (ii) negotiating the effective cancellation of a $750,000 contingent commitment fee payable by the Company to CNA in connection with the CNA Credit Facility to a date beyond the repayment date of the CNA Credit Facility resulting in a $750,000 savings to the Company, (iii) negotiating a $2,000,000 interest credit payable to Hungarotel by Postabank pursuant to the Postabank Credit Facility, (iv) issuing a letter of support to Postabank in connection with the Postabank Credit Facility and (v) providing assurances to CNA of the repayment by the Company of any and all amounts owned to CNA by October 15, 1996 in connection with the CNA Credit Facility. Certain provisions of the agreements between the Company and Citizens are described below.

                  The First Amendment to Warrant between the Company and Citizens entered into as of October 18, 1996 between the Company and Citizens amended the Warrant to Purchase Shares of Common Stock of Hungarian Telephone and Cable Corp. dated May 31, 1995, issued by the Company to Citizens to extend the exercise period of the Warrant to purchase 299,219 shares of Common Stock from May 31, 1997 to September 12, 2000.

                  The First Amendment to Stock Option Agreement entered into as of October 18, 1996 between the Company and Citizens amended the Stock Option Agreement between the Company and Citizens dated as of May 31, 1995 to extend the exercise period for each of the Two-Year Option, Three-Year Option and Four-Year Option from September 12, 1997, September 12, 1998 and September 12, 1999, respectively, to September 12, 2000.

                  The Third Stock Option Agreement entered into as of October 18, 1996 between the Company and Citizens provided for the grant by the Company to Citizens of an option to purchase 875,850 shares of Common Stock at an exercise price of $12.75 exercisable at any time through September 12, 2000.

                  Other Relationships and Transactions

                  In April 1996, the Company purchased a residential condominium unit from Hungarian Teleconstruct Corp. ("Teleconstruct") for $250,000 for the purposes of housing expatriates and other professionals performing services for the Company. In May 1996, the Company completed the purchase of the office space it was leasing from Teleconstruct for $393,000. Management of the Company determined the sales prices for such transactions following a review of the Budapest, Hungary real estate market. Management of the Company believes that such transactions were on terms no less favorable to the Company than could have been obtained in an arm's-length transaction with an independent third party. Frank Cohen and Robert Genova, former officers and directors of the Company, were each an officer and director of Teleconstruct during 1996. John Ryan, a director of the Company, was a director of Teleconstruct until August 1996.

                  During 1996, the Company paid Cohen & Cohen approximately $146,000 for legal fees. Frank R. Cohen, a former director and officer of the Company, is a partner at Cohen & Cohen.

                  For descriptions of certain employment agreements and other arrangements with current and former directors and executive officers of the Company. See "- Standard Remuneration of Directors and Other Arrangements," "- Director Stock Option Plan," "- Agreements with Certain Former Directors and Executive Officers" and "- Compensation Committee Interlocks and Insider Participation."

         Indebtedness of Management

                  In April 1996, the Board of Directors authorized the advance by the Company of $250,000 to Mr. Roberton for the purpose of replacing an advance made to Mr. Roberton by Citizens, his former employer, in connection with the purchase of his principal residence. Principal and interest payments on the note were to be payable annually over a five-year period at the short-term federal funds rate published by the Internal Revenue Service. The Company was granted a security interest on the residence. On February 13, 1997, Mr. Roberton paid off the loan in full with interest.

         Section 16(a) Beneficial Ownership Reporting Compliance

                  Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of over 10% of the Common Stock to file reports of holdings and transactions in the Common Stock. Based upon a review of the Forms 3, 4 and 5 required to be filed by such directors, executive officers and beneficial owners pursuant to Section 16(a) for the Company's fiscal year ended December 31, 1996, the Company has identified the following number of untimely filed reports or unfiled reports covering the number of transactions indicated: Mr. Genova failed to file one report on one transaction; Mr. Roberton filed one report late covering one transaction; and Messrs. Finley, French, Spears and Starkey did not timely file reports of initial beneficial ownership of securities on Form 3.

         Compensation Committee Report on Executive Compensation

                  From January 1, 1996 to April 12, 1996, Donald K. Roberton, John B. Ryan and James H. Season were members of the Compensation Committee. From April 12, 1996 through May 9, 1996 the Compensation Committee consisted of John B. Ryan and James H. Season. On May 9,
         1996, the Board added Ronald E. Spears to the Compensation Committee and formed a Stock Option Committee consisting of John B. Ryan, James
         H. Season and Ronald E. Spears. On August 27, 1996 the Board of Directors disbanded the existing Compensation and Stock Option
         Committees and formed one Compensation-Stock Option Committee which consists of Warren B. French, Jr., Ronald E. Spears and William E. Starkey.

                  Executive Officer Compensation Policy

                  General. The Company's compensation policy is designed to motivate, reward and retain the managerial and technical talent needed to achieve the Company's business objectives. This policy provides for incentives to achieve short- and long-term objectives and reward exceptional performance and accomplishments that contribute to the Company's business. Compensation arrangements for the Company's executive officers have been designed to align such compensation with the achievement of the Company's business objectives and growth strategy. The Company has sought to achieve such alignment through employment contracts providing for fixed base salaries and stock-based awards, as well as through the grant of stock options.

                  Employment Contracts. The Company entered into an employment agreement with each of its executive officers effective with the individual's appointment to an executive position. Employment agreements for all executive officers, including the Chief Executive Officer, have been for terms of four or five years, and provide for fixed annual salaries over their terms. Base salaries are initially established through negotiations with the executive officer during the hiring process.

                  U.S.- Based Executive Officers

                  With respect to the Company's former U.S.-based executive officers, the Company granted stock options, in addition to base salaries, to each executive officer in order to provide incentive for each executive officer to increase corporate performance which in turn, would increase shareholder value. The Company's former Chief Executive Officer, Robert Genova's compensation in 1996 was based on his 1995 employment contract. Such contract included stock options which, in addition to providing incentive to Mr. Genova to increase corporate performance, reflected Mr. Genova's role in (i) the award in 1994 of rights to provide local telecommunications services in designated areas in Hungary to two of the Company's Hungarian operating subsidiaries and the purchase from Matav in 1995 of the operating assets for such subsidiaries, (ii) the Company's receipt of revenues from the commencement of operations in 1995 of such operating subsidiaries,
         (iii) the financial, managerial, operating and other support obtained in 1995 through the Citizens Agreements, and (iv) the addition of three additional operating areas within the Republic of Hungary which doubled the number of access lines operated by the Company.

                  Hungarian-Based Executive Officers

                  With respect to the Company's Hungarian-based executive officers, the Company entered into employment agreements which provided for the grant of restricted shares of Common Stock subject to a vesting schedule. The Company granted restricted shares of Common Stock to each executive officer, including James G. Morrison, the Company's Chief
         Executive Officer, in order to induce Mr. Morrison and the other executive officers to become and remain an officer of the Company. The effect of the agreements with executive officers is to provide an incentive for the executives to remain with the Company while aligning the interests of such executives with those of the shareholders of the Company generally. Each executive officer now has a direct interest in remaining with the Company and enhancing corporate performance since his ownership interest is contingent upon remaining with the Company and the value of such interest is directly related to the performance of the Company.

                  In addition to the restricted stock grants, the employment agreements for the Hungarian-based executive officers provide for the annual award of options to purchase shares of Common Stock. In March 1997, the Company awarded Messrs. Morrison, Nicholson and Vaughn options to purchase 30,000, 20,000 and 20,000 shares of Common Stock, respectively. The Company awarded such options to reward such executive officers for the 1996 performance of the Company as measured against certain financial, operational and accounting objectives set by the Company.

                  The salaries of the Hungarian-based executive officers were increased in August 1996 to reflect the increased responsibilities by Messrs. Morrison, Halka, Nicholson and Vaughn as a result of their promotions which resulted from a strategic shift in most executive functions from the United States to Hungary. The Company felt that the geographic shift was necessary so that the major day-to-day decisions of the Company would be made by those officers closest to the Company's operations.

                  For a  description  of  certain  provisions  of the  Company's
         current  employment   contracts  with  its  executive   officers,   See
         "- Employment Agreements."

                  In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended, the effect of which is to eliminate the deductibility of compensation of over $1 million, with certain exceptions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Because the compensation of each of the Company's current executive officers is well below the $1 million threshold, the Company has not yet considered its policy regarding this provision.

                                    Warren B. French, Jr.
                                    Ronald E. Spears
                                    William E. Starkey

         Stock Performance Graph

                  The line graph below compares the cumulative total stockholder return of the Company's Common Stock to the cumulative total return of
         (i) the American Stock Exchange Market Index and (ii) a telecommunications industry index, for the period commencing January 1, 1993 through December 31, 1996. The Common Stock was first listed for quotation on the Nasdaq Small-Cap Market on December 28, 1992 and was quoted on the Nasdaq National Market from December 8, 1994 through December 19, 1995. On December 20, 1995, the Common Stock began trading on the American Stock Exchange. The graph assumes that $100 was invested on January 1, 1993, with dividends reinvested on the date paid.

                  COMPARISON OF FOUR-YEAR CUMULATIVE TOTAL RETURN
                        AMONG THE COMPANY, AMEX MARKET INDEX
                       AND TELECOMMUNICATIONS INDUSTRY INDEX



                                     [chart]





                                     1992             1993           1994             1995           1996

    Hungarian Telephone           $100.00           101.72          72.41            73.28          64.66
    and Cable Corp.

    Telecommunications             100.00           127.15         110.69           144.53         142.63
    Industry Index

    Amex Market Index              100.00           118.81         104.95           135.28         142.74


                 II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

                  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1997, subject to the ratification of the appointment by the Company's stockholders. A representative of KPMG Peat Marwick LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

                  Effective July 1, 1995, the Board of Directors of the Company selected KPMG Peat Marwick LLP as its new independent auditor. BDO Seidman had served as the Company's independent auditor until that time. The Company made the change because KPMG Peat Marwick LLP has an auditing staff in the Republic of Hungary, while BDO Seidman does not. The Company believes that such a local auditing presence in Hungary will serve the Company better during its anticipated growth period. The Board of Directors approved the decision to change public accountants based on the reasons stated above. The Board of Directors did not dismiss BDO Seidman, nor did BDO Seidman resign or decline to serve if reappointed. None of BDO Seidman's reports on the financial statements for any year contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principle. There were no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure in connection with the audits of the Company at any time.

                  The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending December 31, 1997.


                              STOCKHOLDER PROPOSALS

                  Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by the Company by December 11, 1997 for possible inclusion in the proxy materials relating to such meeting.


                                 OTHER BUSINESS

                  The Board of Directors is not aware of any matter other than the matters described above to be presented for action at the Meeting. However, if any other proper items of business should come before the Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

                            EXPENSES OF SOLICITATION

                  The Company will pay the expenses of this proxy solicitation. In addition to solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them, and the Company may reimburse them for certain reasonable out-of-pocket expenses incurred by them in connection therewith.

                                         By Order of the Board of Directors,




                                         James G. Morrison
                                         President, Chief Executive Officer and
                                          Director

         April 10, 1997
         New York, New York

PROXY                                                                      PROXY
                       HUNGARIAN TELEPHONE AND CABLE CORP.

                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 16, 1997

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, revoking all prior proxies, hereby appoints JAMES G. MORRISON and PETER T. NOONE, and each of them, with full power of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders (the "Meeting") to be held on May 16, 1997, at 12:00 p.m. local time, at the Marriott Hotel, 85 West Street, New York, New York, or at any adjournment or postponement thereof.

         Should the undersigned be present and elect to vote at the Meeting or at any adjournment or postponement thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

         The Board of Directors recommends a vote "FOR" all nominees for director and each of the listed proposals.

1. The election as directors of all nominees listed below to serve until the 1998 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (except as marked to the contrary).

         INSTRUCTION: To withhold your vote for any individual nominee, strike a line in that nominee's name in the list below.

         DAVID A. FINLEY          JOHN B. RYAN          WILLIAM E. STARKEY

         WARREN B. FRENCH, JR.    JAMES H. SEASON

         JAMES G. MORRISON        RONALD E. SPEARS

                                            VOTE
                              FOR |_| WITHHELD |_|

2. Ratification of the appointment of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending December 31, 1997.

                           FOR  |_| AGAINST  |_|     ABSTAIN  |_|

         The shares represented by this proxy will be voted as directed by the stockholder, but if no instructions are specified, this proxy will be voted for the election of the Board nominees and for the listed proposals. If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

                                        The  undersigned   acknowledges  receipt
                                        from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Meeting and an Annual Report to Stockholders for the fiscal year ended December 31, 1996.

                                        DATED:               , 1997



                                        Signature


                                        Signature


                                        Please  mark,  date  and  sign  as  your
                                        name(s) appear(s) to the left and return
                                        in the enclosed  envelope.  If acting as
                                        an  executor,  administrator,   trustee,
                                        guardian,  etc.,  you should so indicate
                                        when   signing.   If  the  signer  is  a
                                        corporation,   please   sign   the  full
                                        corporate   name,  by  duly   authorized
                                        officer. If shares are held jointly, each shareholder named should sign.